UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2008

INSPIRE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31135	04-3209022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On September 17, 2008, Inspire Pharmaceuticals, Inc. (“Inspire”) provided written notice to Ophthalmic Research Associates (“ORA”) of the termination of the Clinical Services Agreement, dated October 15, 2007, between Inspire and ORA (the “Agreement”). Termination of the Agreement is effective 30 days from the date of the notice.

Under the terms of the Agreement, the parties developed a research program, which included an initial pilot trial that has been completed with independent clinical investigators, to use ORA’s proprietary dry eye model (i.e., the controlled adverse environment or dry eye chamber) to evaluate the effects of Prolacria™ (diquafosol tetrasodium ophthalmic solution) on patients with dry eye. Inspire is responsible for paying ORA the total charge for the completed pilot trial in full, as well as payments for all services rendered under any applicable statements of work.

Inspire announced on September 23, 2008 that it has submitted a clinical protocol and request for Special Protocol Assessment (SPA) to the U.S. Food and Drug Administration (FDA) for a pivotal Phase 3 environmental trial with Prolacria. The protocol is based on information from a detailed analysis of the overall Prolacria clinical trial data to date, including Inspire’s Phase 3 trials and completed pilot trial with ORA, and consultation with the FDA, Allergan, Inspire’s corporate partner, and other dry eye experts. After detailed analysis, Inspire determined that designing and conducting a further environmental trial was a more appropriate course than further studies of Prolacria in a controlled adverse environment.

Item 8.01	Other Events.

On September 23, 2008, Inspire issued a press release, attached to this report as Exhibit 99.1 and made part hereof, announcing next steps in its Prolacria development program.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

No.	Description
99.1	Press Release, dated September 23, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer
Christy L. Shaffer, President and Chief Executive Officer

Dated: September 23, 2008

EXHIBIT INDEX

No.	Description
99.1	Press Release, dated September 23, 2008